                                 EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

                 THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 3rd day of February, 1993, between Arkla, Inc., a Delaware corporation (the "Company"), and Howard E. Bell, an individual ("Employee"), whose permanent mailing address is 5906 Paradise Court, Houston, Texas 77069.

                              W I T N E S S E T H:

                 WHEREAS, Employee has been serving as the Chairman, President and Chief Operating Officer of the Company's Entex Division; and

                 WHEREAS, the Company wishes to continue Employee's employment, and Employee wishes to accept continued employment by the Company, on the terms and conditions set forth in this Agreement;

                 NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

                 1. Employment. (a) The Company continues to employ Employee and Employee accepts continued employment as President and Chief Operating Officer of the Company's Entex Division ("Executive Employment"). Employee will perform the duties that are customarily incident to such position and such other duties as may from time to time be assigned to him by the Chairman and Chief Executive Officer of the Company or his designee. One of Employee's principal duties will be to assist the Chairman and Chief Executive Officer in identifying Employee's successor as

President and Chief Operating Officer of the Entex Division and in planning and implementing an orderly transition in leadership of the Entex Division upon Employee's retirement from the Company. If Employee is elected or appointed a director of the Company or an officer or director of any subsidiary of the Company, Employee will be entitled to fees customarily paid to employee directors of such corporations but otherwise will serve in such capacities without further compensation.

                          (b)     During the term of his Executive Employment
(as set forth in paragraph 2), Employee will devote his full time, attention and energies to the business of the Company's Entex Division and will not, without the prior written consent of the Chairman and Chief Executive Officer of the Company or his designee, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, Employee will not be prevented from (i) engaging in any civic or charitable activity for which Employee receives no compensation or other pecuniary advantage; (ii) investing his personal assets in businesses which do not compete with the Company or any Affiliate (as defined in paragraph
5) provided that such investment will not require any services (other than services as a director) on the part of Employee in the operation of the affairs of the businesses in which investments are made and provided further that Employee's participation in such businesses is solely that of an investor or director; (iii) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Employee owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive with that of the Company or any Affiliate; or (iv) participating in any other activity approved in advance in writing by the Chairman and Chief Executive Officer of the Company or his designee.

                 2. Term of Executive Employment. Employee's Executive Employment pursuant to this Agreement will be effective as of January 1, 1993, and will continue through December 31, 1994, at which time Employee will retire from employment with the Company, unless his employment is terminated earlier pursuant to paragraph 4.

                 3. Salary and Compensation. (a) Except as otherwise provided in this paragraph 3(a), the Company will pay to Employee during the term of his Executive Employment pursuant to this Agreement a salary at least equal to his annual base salary as of the date of this Agreement. The Company will pay such salary to Employee in accordance with its customary payroll practices applicable to other executive officers. Employee will also be eligible to participate in the Annual Incentive Award Program, the Arkla, Inc. Long Term Incentive Compensation Plan, as long as the Company continues to maintain such plans, or in any similar incentive plans for executive officers which the Company may adopt from time to time.

                          (b)     Employee will be entitled to all health,
disability and life insurance benefits, pension benefits and other employee benefits and perquisites generally provided to executive officers of the Company on the same basis as such benefits and perquisites are provided to such executive officers.

                          (c)     The Company will reimburse Employee for all
reasonable expenses paid or incurred by Employee in performing his duties hereunder in accordance with the Company's standard expense reporting and reimbursement policies.

                 4. Termination of Employment. (a) Employee will not be entitled to any compensation or benefits from the Company after the date of the termination of his Executive Employment pursuant to this Agreement, except as specifically provided under this paragraph 4 or under the terms of any employee benefit plan in which Employee participates.

                          (b)     Employee will be entitled to the severance
compensation set forth in paragraphs (A) through (E) below if (i) he retires from the Company effective January 1, 1995, (ii) the Company terminates his Executive Employment for any reason other than Cause prior to December 31, 1994, or (iii) Employee voluntarily terminates his Executive Employment prior to December 31, 1994, with prior consent of the Chairman and Chief Executive Officer of the Company.

                                  (A)      If Employee's Executive Employment
         is terminated prior to December 31, 1994, an amount equal to the balance of the Employee's salary under paragraph 3(a) that he would have received had he actually remained employed by the Company through December 31, 1994.

                                  (B)      An amount equal to 150% of his
         annual base salary under paragraph 3(a) as in effect on his termination date.

                                  (C)      An amount equal to the amount of
         employer matching contributions that would have been allocated to Employee's accounts under the qualified thrift plan of the Company in which Employee participates and under the Company's Restoration of Accounts Plan determined as if the payments in subparagraphs (A) and
         (B) above were included in his compensation for purposes of such plans in the calendar year in which Employee terminates employment.

                                  (D)      An amount equal to the monthly
         premium charged under the Company's retiree medical plan and an amount equal to the COBRA premium charged under the Company's group dental plan for the same level of dental coverage received by Employee immediately prior to his termination of employment, both for a period of 18 months.

                                  (E)      A bonus in an amount determined by
         the Board of Directors for similarly situated officers of the Company at the meeting of the Board held in March of the year following the year in which Employee terminates employment, prorated for the number of whole calendar months Employee worked in the year of termination.

The amount of severance compensation provided pursuant to subparagraphs (A) through (D) above will be paid to Employee in a single lump sum payment within ten days following his termination of employment. The severance compensation provided pursuant to subparagraph (E) above will be paid to Employee in a single lump sum payment within ten days after the Board has determined the amount of such payment.

                          (c)     If Employee's Executive Employment is
terminated under the circumstances set forth in paragraph 4(b), Employee will make himself available during the 18-month period following termination of employment for selected assignments relating to employee relations, discussions with various governmental agencies concerning the Company's businesses, consultation with the Chairman and Chief Executive Officer of the Company or his designee regarding strategic planning and assistance with any litigation involving the Company or any Affiliate.

                          (d)     If Employee's Executive Employment is
terminated prior to December 31, 1994, by reason of a disability that qualifies him for benefits under the Company's long term disability program, the Company will continue to pay to Employee his monthly base salary under paragraph 3(a) as in effect on his termination date during the period beginning on the date Employee is unable to perform services for the Company and ending on the last day of the eligibility waiting period for long term disability benefits. After long term disability benefits begin, the Company will pay to Employee through December 31, 1994, a monthly amount equal to the difference between Employee's monthly base salary under paragraph 3(a) as in effect on his termination date and the long term disability benefits (calculated on a monthly basis) to which Employee is entitled to receive from the Company's disability program, Social Security and workers' compensation, if applicable. Employee will also be entitled to the benefits set forth in subparagraphs (B) through (E) of paragraph 4(b) above. The benefits set forth in subparagraphs (B) through (D) will be paid to Employee on January 10, 1995, and the benefit set forth in subparagraph (E) will be paid to Employee within ten days after the Board of Directors of the Company has determined the amount of such benefit.

                          (e)     If Employee's Executive Employment is
terminated (i) by the Company for Cause, (ii) by Employee voluntarily without the prior written consent of the Chairman and Chief Executive Officer of the Company, or (iii) by reason of the Employee's death, Employee (or his estate) will be entitled to receive his annual base salary pro rated to the date of termination, any earned but unused vacation and any other benefits to which the Employee or his spouse or his estate may be entitled under the employee benefit plans of the Company or its Affiliates.

                          (f)     For purposes of this Agreement, "Cause"
means: (i) Employee's intentional failure to perform any covenant, condition or obligation required to be performed by him pursuant to any provision of this Agreement; (ii) Employee's intentional act of fraud, embezzlement or theft in the course of his employment or intentional misconduct which is materially injurious to the business or reputation of the Company or any Affiliate; (iii) Employee's intentional damage to the property of the Company or any Affiliate or his intentional wrongful disclosure of Confidential Information (as defined in paragraph 5) which is materially injurious to the business or reputation of the Company or any Affiliate; or (iv) Employee's willful refusal to perform any of his duties under this Agreement. For purposes of this Agreement, no act or failure to act on the part of Employee will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or any Affiliate.

                 5. Non-Disclosure. (a) Employee recognizes and acknowledges that in the course of his employment and as a result of the position of trust he holds under this Agreement he has obtained private or confidential information and proprietary data relating to the Company and its Affiliates, including without limitation financial information, customer lists, patent information and other data which are valuable assets and property rights of the Company and its Affiliates. All of such private or confidential information and proprietary data is referred to herein as "Confidential Information;" provided, however, that Confidential Information will not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee).

                          (b)     Employee agrees that he will not, during the
term of his Executive Employment pursuant to this Agreement or at any time thereafter, either directly or indirectly, disclose or use Confidential Information acquired during his employment with the Company or any Affiliate, except with the prior written consent of the Chairman and Chief Executive Officer of the Company.

                          (c)     As used in this Agreement, the term
"Affiliate" means any direct or indirect subsidiary of the Company; any other entity in which the Company or any of its direct or indirect subsidiaries owns more than 50% of the outstanding equity interests; any officer, director or employee of the Company or of any of the foregoing entities; and any former officer, director or employee of the Company or of any of the foregoing entities.

                 6. Non-Competition. Employee agrees that he will not, for a period of one year after the termination of this Agreement, in Employee's individual capacity or on behalf of another (i) hire or offer to hire any of the officers, employees or agents of the Company or any Affiliate, (ii) persuade or attempt to persuade in any manner any officer, employee or agent of the Company or any Affiliate to discontinue any relationship with the Company or any Affiliate, or (iii) solicit or divert or attempt to divert any customer or supplier of the Company or any Affiliate.

                 7. No Set-off Rights. There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to Employee provided for in this Agreement.

                 8. Source of Payments. (a) All payments provided in this Agreement will be paid in cash from the general funds of the Company. Employee's status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company, and Employee will have no right, title, or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Employee or any other person.

                          (b) Notwithstanding the provisions of paragraph 8(a),
the Board of Directors of the Company may establish a trust or trusts out of which benefits provided under this Agreement may be paid.

                 9. Employment Tax Withholding. The Company will withhold from any compensation or benefits payable under this Agreement all income or other employment taxes that are required to be withheld pursuant to any law or governmental regulation or ruling.

                 10. Assignment. Neither Employee, his spouse, nor their estates will have any right to anticipate, encumber or dispose of any payment under this Agreement, which payments and the rights to such payments are expressly declared nonassignable and nontransferable, except as otherwise specifically provided in this Agreement.

                 11. Binding Effect. This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company's assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and will inure to the benefit of and be binding upon Employee, his heirs, distributees, and personal representatives. If payments become payable to Employee's surviving spouse or other assigns and such person will thereafter die, such payment will revert to Employee's estate.

                 12. Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

                 13. Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of Employee and the Company under paragraphs 4 through 6, inclusive, to the extent applicable, will remain operative and in full force and effect following the termination of Employee's employment pursuant to this Agreement.

                 14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

                 15. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

                 16. Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver or future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

                 17. Notices. All notices required or permitted to be given under this Agreement will be given in writing and will be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to Employee's address set forth at the beginning of this Agreement and to the Company's principal executive offices. Either party may, by giving notice to the other party in accordance with this paragraph, change the address at which it is to receive notices hereunder.

                 18. Entire Agreement; Modification. This Agreement supersedes all previous agreements, negotiations, or communications between Employee and the Company and contains the complete and exclusive expression of the understanding between the parties. This Agreement cannot be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

                 19. GOVERNING LAW. THIS AGREEMENT WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                           ARKLA, INC.



                                          By /s/ T. Milton Honea
                                             T. Milton Honea, Chairman and
                                             Chief Executive Officer



                                           EMPLOYEE



                                           /s/ Howard E. Bell
                                           Howard E. Bell